BMC Names Lanesha Minnix Senior Vice President and General Counsel

Atlanta, GA – May 1, 2017 – BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), a leading provider of diversified lumber and building materials and solutions to new construction builders and professional remodelers in the U.S., announced today that Lanesha Minnix will join the Company on June 1, 2017 as Senior Vice President and General Counsel, reporting to Peter Alexander, President and CEO of BMC. Ms. Minnix will replace Paul Street who plans to retire by the end of 2017.

“I am pleased to welcome Lanesha to the BMC team,” said Peter Alexander. “Her legal expertise and experience advising senior leaders will prove invaluable as we continue to implement our growth strategies with the objective to achieve higher levels of profitability. With the US housing market off to a solid start in 2017, Ms. Minnix is joining BMC at a very exciting time.”

“I am delighted to be joining BMC at such an exciting time in its history,” said Minnix. “BMC is uniquely positioned to accelerate growth through its differentiated solutions and product offerings in the professional construction and remodeling space.  I look forward to joining the BMC team and exceeding our customers’ expectations.”

Ms. Minnix comes to BMC from ABM Industries Incorporated (“ABM”), a Fortune 500 facility solutions company, where she most recently served as Vice President, Deputy General Counsel and Chief Compliance Officer. Before her tenure with ABM, Ms. Minnix held roles with increasing responsibility at both Royal Dutch Shell/Shell Oil Company and Sprint Corporation. Ms. Minnix began her career as a corporate associate at the law firm of K&L Gates.

Ms. Minnix graduated Magna Cum Laude with a Bachelor of Science in Business Administration from St. Louis University and received a Juris Doctor and Master of Business Administration from the University of Tulsa.

About BMC Stock Holdings, Inc.
With $3.1 billion in 2016 net sales, BMC is one of the leading providers of diversified building products and services to professional builders and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform. BMC serves 43 metropolitan areas across 18 states, principally in the fast-growing South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228